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                                                                 Exhibit 9(c)(3)


                                 AMENDMENT TO
                           TRANSFER AGENCY AGREEMENT


     This Amendment is made as of January 1, 1998, between Meyers Investment Trust (the "Trust"), formerly known as Meyers Sheppard Investment Trust, and BISYS Fund Services, Inc. ("BISYS"). The parties hereby amend the Transfer Agency Agreement (the "Agreement") between the Trust and BISYS, dated as of November 14, 1996, as set forth below.

     WHEREAS, the parties hereto wish to modify Section 5 of the Agreement, entitled "Term," by extending the initial term set forth therein; and

     WHEREAS, the parties wish to modify the fee schedule set forth in Schedule B to the Agreement.

     NOW THEREFORE, in consideration of the foregoing and the mutual premises and covenants herein set forth, the parties agree as follows:

     1. Capitalized terms not otherwise defined herein shall have the same meaning as in the Agreement.

     2. Section 5 of the Agreement shall be amended by replacing the first two sentences of such section with the following:

               The initial term of this Agreement (the "Initial Term") shall be for a period commencing on the date this Agreement is executed by both parties and ending on December 31, 1999. Thereafter, it shall be renewed automatically for successive two-year terms unless written notice not to renew is given by the non-renewing party to the other party at least 60 days prior to the expiration of the then-current term; provided, however, that after such termination, for so long as BISYS, with the written consent of the Trust, in fact continues to perform any one or more of the services contemplated by this Agreement or any Schedule or exhibit hereto, the provisions of this Agreement, including without limitation the provisions dealing with indemnification, shall continue in full force and effect.



     3. Schedule B to the Agreement shall be amended by replacing the first sentence of the first paragraph with the following:
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               Effective as of January, 1998, BISYS shall receive an account maintenance fee of $21.00 per year for each account which is in existence at any time during the month for which payment is made, such fee to be paid in equal monthly installments, plus out-of-pocket expenses, provided that the minimum annual fee to be paid by each Fund is $15,000.00.

     4. This Amendment may be executed in one or more counterparts, each of which will be deemed an original, but all of which together shall constitute one and the same instrument.

     5. Except as specifically set forth herein, all other provisions of the Agreement shall remain in full force and effect.

     IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.



                                    MEYERS INVESTMENT TRUST


                                    By:        /s/ Shelley J. Meyers
                                        ----------------------------------------

                                    Title:           Chairwoman
                                           -------------------------------------



                                    BISYS FUND SERVICES
                                    LIMITED PARTNERSHIP


                                    By: BISYS Fund Services, Inc.,
                                        General Partner


                                    By:         /s/ George O. Martinez
                                        ----------------------------------------

                                    Title:       Senior Vice President
                                           -------------------------------------